UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2023

Graphite Bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40532	84-4867570
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 HASKINS WAY SUITE 210
SOUTH SAN FRANCISCO, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 484-0886

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GRPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K supplements and amends Item 5.02 of the Current Report on Form 8-K filed on August 23, 2023 (the “Original Form 8-K”) to disclose information regarding material modifications to a material compensatory plan, contract or arrangement as to which a named executive officer of the registrant participates that were effected pursuant to an agreement entered into subsequent to the filing of the Original Form 8-K. No other changes have been made to the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As reported in the Original Form 8-K, effective as of August 21, 2023 (the “Termination Date”), Josh Lehrer, M.D., the former President, Chief Executive Officer and member of the Board of Directors of Graphite Bio, Inc. (the “Company”), separated from his employment and all officer and director positions with the Company.

On September 7, 2023, the Company and Dr. Lehrer entered into a separation and release agreement (the “Separation Agreement”), pursuant to which Dr. Lehrer is entitled to the severance benefits applicable to a “Tier 1 Executive” under the Company’s Executive Severance Plan and the retention benefits available under the Retention and Severance Agreement, dated March 21, 2023, by and between Dr. Lehrer and the Company. Additionally, under the Separation Agreement, the Company and Dr. Lehrer agreed that if a Strategic Transaction (as defined below) occurs within three (3) months after the Termination Date, the Company will pay or provide Dr. Lehrer, without duplication of the severance and retention benefits described above, the enhanced cash and non-cash benefits and payments payable to a Tier 1 Executive under the Executive Severance Plan as if the termination of Dr. Lehrer’s employment was a Qualified Termination Event that occurred within the Change in Control Period (as such terms are defined in the Executive Severance Plan).

Pursuant to the Separation Agreement, Dr. Lehrer will continue to serve as a consultant to the Company until the earlier of (i) twelve (12) months from the Termination Date or (ii) the date of completion of a Strategic Transaction (the “Post-Employment Consulting Period”). During the Post-Employment Consulting Period, Dr. Lehrer’s outstanding equity awards in the Company will continue to vest in accordance with their existing terms as in effect as of the Termination Date; provided, that in the event the Post-Employment Consulting Period ends upon the consummation of a Strategic Transaction prior to the date six (6) months after the Termination Date, the Company shall accelerate the vesting of a number of shares equal to the number of shares subject to Dr. Lehrer’s equity awards that would otherwise have vested through the date six (6) months from the Termination Date had his service relationship with the Company continued through such period (or such lesser amount then remaining unvested thereunder).

For purposes of the Separation Agreement, a “Strategic Transaction” is defined to include (i) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (ii) the sale of all or substantially all of the stock or assets of the Company to an unrelated person, entity or group thereof acting in concert, (iii) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, (iv) any so-called “reverse merger” transaction in which the Company effects a business combination with an entity that is not a publicly traded or listed entity and a result of which, the Company remains a publicly traded entity with the equity holders of the other entity owning a substantial portion of the outstanding equity of the ongoing public entity or (v) any Sale Event, as defined in the Company’s 2021 Stock Option and Incentive Plan.

The foregoing description of the terms of the Separation Agreement and the benefits available to Dr. Lehrer under the Executive Severance Plan and the Retention and Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2023, the Executive Severance Plan, a copy of which is filed as Exhibit 10.17 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-256838) filed on June 21, 2021, and the form of Retention and Severance Agreement, a copy of which is filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 16, 2023, each of which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Graphite Bio, Inc.

Date:	September 13, 2023	By:	/s/ Kim Drapkin
Kim Drapkin Chief Executive Officer